As filed with the Securities and Exchange Commission on August 23, 2023

Registration No. 333-267765

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

Registration Statement No. 333-267765

UNDER

THE SECURITIES ACT OF 1933

Apexigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1260244
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

900 Industrial Road, Suite C

San Carlos, CA 94070

(Address of principal executive offices, including zip code)

Apexigen, Inc. 2010 Equity Incentive Plan

Apexigen, Inc. 2020 Equity Incentive Plan

Apexigen, Inc. 2022 Equity Incentive Plan

Apexigen, Inc. 2022 Employee Stock Purchase Plan

(Full title of the plans)

Pamela Connealy

Chief Financial Officer and Chief Operating Officer

Apexigen, Inc.

900 Industrial Road, Suite C

San Carlos, CA 94070

(650) 931-6236

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Asher M. Rubin

Frank F. Rahmani

Istvan A. Hajdu

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, CA 94104

Telephone: (650) 565-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the following Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by Apexigen, Inc., a Delaware corporation (the “Registrant”), is being filed by the Registrant to terminate the Registration Statement and to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (the “Shares”), registered thereunder but unsold as of the date hereof:

•
Registration Statement on Form S-8 (File No. 333-267765), filed with the SEC on October 7, 2022, registering (i) 2,574,745 Shares issuable under the Registrant’s 2022 Equity Incentive Plan, (ii) 257,341 Shares issuable under the Registrant’s 2022 Employee Stock Purchase Plan, (iii) 775,657 Shares issuable under the Registrant’s 2020 Equity Incentive Plan, (iv) 2,635,243 Shares issuable under the Registrant’s 2010 Equity Incentive Plan, and (v) in each case ((i) - (iv)), any additional shares that became issuable by reason of stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increased the number of the Registrant’s outstanding Shares.

On August 23, 2023, pursuant to the Agreement and Plan of Merger, dated as of May 23, 2023 (the “Merger Agreement”), by and among the Registrant, Pyxis Oncology, Inc. (“Pyxis Oncology”) and Ascent Merger Sub Corp., a direct, wholly-owned subsidiary of Pyxis Oncology (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Pyxis Oncology. As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement.

In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Carlos, California, on August 23, 2023.

APEXIGEN, INC.

By:	/s/ Pam Connealy
Pam Connealy
Chief Financial Officer and Chief Operating Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.